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                                                                    EXHIBIT 99.1


AT THE COMPANY:         AT FRB/WEBER SHANDWICK:
Bruce C. Karsk          Marilyn Windsor      Diane Hettwer       Tim Grace
Executive VP and CFO    General Inquiries    Analyst Inquiries   Media Inquiries
402-829-6803            702-515-1260         312-640-6760        312-640-6667


FOR IMMEDIATE RELEASE
MONDAY, JUNE 23, 2003

                        LINDSAY MANUFACTURING CO. REPORTS
                  FISCAL 2003 THIRD-QUARTER, NINE-MONTH RESULTS

OMAHA, NEB., JUNE 23, 2003--LINDSAY MANUFACTURING CO. (NYSE: LNN), a leading manufacturer of center pivot, lateral move, and hose reel irrigation systems, today reported third-quarter revenues of $48.8 million compared with $44.1 million for the third quarter last year. Net earnings for the quarter were $0.41 per diluted share compared with $0.40 per diluted share for the year-ago period.

THIRD-QUARTER RESULTS
Irrigation equipment revenues for the quarter were $45.8 million, a 10 percent increase from $41.5 million during the third quarter of the prior year. Diversified products revenues rose to $3.0 million from $2.6 million in the year-ago period and $2.8 million in the previous quarter.

"I am pleased to report that we saw continued revenue growth from our core irrigation equipment business and an upturn in our diversified products revenues for the quarter," commented Rick Parod, president and chief executive officer. "Our expanded product line generated revenue growth in the domestic irrigation equipment market. We also experienced growth in international irrigation equipment revenues. The offshore operations that we have added over the past few years yielded new revenues that more than offset a decline in revenues from exports to the Middle East during the quarter. The 14 percent growth in our outsourced manufacturing revenues reflects the benefits from changes made in the diversified products business at the beginning of the year."

Gross profit rose to $12.5 million from $11.6 million in the prior-year third quarter, while gross margin was 25.6 percent compared with 26.2 percent in the third quarter last year and 25.5 percent in this year's second quarter. Operating expenses for the quarter were

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greater than the prior year's third quarter and were in line with the company's expectations as the increase related primarily to investments in growth initiatives, both in domestic and international markets. Third-quarter operating income of $6.4 million was unchanged from the third quarter last year. Net earnings grew 2 percent to $4.8 million, or $0.41 per diluted share, compared with $4.7 million, or $0.40 per diluted share, for the third quarter last year.

Lindsay's order backlog at May 31, 2003, was $12.2 million compared with $12.6 million at May 31, 2002.

NINE-MONTH RESULTS
Total revenues for the nine months ended May 31, 2003, were $130.4 million, a 15 percent increase from $113.3 million for the prior year's nine-month period. Irrigation equipment revenues of $121.8 million were 18 percent greater than a year ago, while diversified products revenues were $8.6 million or 14 percent less than the previous year. Excluding new revenues from acquisitions and start-ups, organic revenue growth was 6 percent for the nine-month period. Net earnings grew 30 percent to $12.7 million, or $1.06 per diluted share, from $9.8 million, or $0.82 per diluted share, for the first nine months of fiscal 2002.

The 2003 nine-month net earnings includes other income of $1.8 million, or $0.15 per share, to recognize the cash value of certain life insurance policies. Excluding this item, nine-month net earnings rose 11 percent to $10.9 million, or $0.91 per diluted share.

During the first quarter of fiscal 2003, Lindsay recorded both other income and other non-current assets of $1.7 million to reflect the cumulative cash value of four life insurance policies that the Company maintains on current and former executive officers. These policies were established in 1993 to insure the potential liability under the supplemental retirement plan for these executives. Lindsay is the sole named beneficiary and owner of these policies, which are held in trust. The $1.7 million of cumulative surrender value at November 30, 2002, was generated largely through annual premium payments made from calendar years 1993 through 2000. The Company expensed the premiums as incurred and had not previously recorded the increases in the cash surrender value of the policies.

Because the income recorded for the cash surrender value of these policies is non-taxable income, Lindsay's effective tax rate for the nine months was reduced from 31.0 percent of pretax income to 27.8 percent of pretax income.

The change in the cash surrender value of these life insurance policies was equal to $0.01 to $0.02 per share per year for fiscal years 1994 through 2002, and, therefore, was not material to Lindsay's net earnings for any of these previous years. The Company now records the increase in the cash surrender value of these life insurance policies to other income on a current basis. The Company anticipates that future increases in the cash surrender value of these policies will not be material, and that the increases in value will contribute approximately $0.01 per share per year to net earnings.


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Shareholders' equity at May 31, 2003, was $103.5 million, or $8.82 per outstanding common share, compared with $90.2 million, or $7.71 per outstanding common share, at May 31, 2002. Cash and marketable securities at May 31, 2003, were $54.2 million compared with $50.9 million at May 31, 2002. Year-to-date operating cash flow was approximately $6.0 million compared with $10.2 million for last year's nine-month period.

FISCAL 2003 OUTLOOK
Commenting on the outlook for the balance of the year, Parod stated, "The outlook remains positive for Lindsay. We expect continued growth and expansion in our international operations, and we will continue to add to our product offerings to drive future revenue growth. In the United States, industry dynamics continue to be favorable. Key agricultural commodity prices are approximately 20 percent greater than year-ago levels, export demand for farm products is increasing, net farm income is up significantly, farmland values continue to strengthen, and financing rates for irrigation equipment purchases remain at low levels. On both the domestic and international fronts, there is increasing pressure on farmers to conserve water, energy and labor, which will continue to drive the long-term demand for our products. Based on these factors, we continue to believe that we will achieve revenue and earnings growth for the fourth quarter and for our fiscal year."

THIRD-QUARTER CONFERENCE CALL
Lindsay's fiscal 2003 third-quarter investor conference call is scheduled for 11 a.m. EDT today. This call will be simulcast and available over the Internet via the web site www.vcall.com. The webcast will be available for replay for a period of 30 days.

ABOUT THE COMPANY
Lindsay manufactures and markets Zimmatic, Greenfield, and Perrot center pivot, lateral move and hose reel irrigation systems and GrowSmart controls, all of which are used by farmers to increase or stabilize crop production while conserving water, energy, and labor. The Company also produces large diameter steel tubing and provides outsourced manufacturing and production services for other companies. At May 31, 2003, Lindsay had approximately 11.7 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.

CONCERNING FORWARD-LOOKING STATEMENTS
This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management's current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. Forward-looking statements include the information concerning possible or assumed future results of operations of the Company and those statements preceded by, followed by or including the words "expectation," "outlook," "could," "may," "should," or similar expressions. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.


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            FOR MORE INFORMATION REGARDING LINDSAY MANUFACTURING CO.,
              SEE LINDSAY'S WEBSITE AT www.lindsaymanufacturing.com



                          -- Financial Tables Follow --




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                   LINDSAY MANUFACTURING CO. AND SUBSIDIARIES
                           CONSOLIDATED STATEMENTS OF
                    OPERATIONS FOR THE THREE MONTHS AND NINE
                       MONTHS ENDED MAY 31, 2003 AND 2002

                                                   (UNAUDITED)          (UNAUDITED)
                                                THREE MONTHS ENDED   NINE MONTHS ENDED
                                                ------------------  --------------------

                                                 MAY        MAY        MAY        MAY
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)         2003       2002       2003       2002
----------------------------------------         ----       ----       ----       ----
Operating revenues                             $ 48,833   $ 44,133   $130,422   $113,346
Cost of operating revenues                       36,334     32,580     98,650     86,101
                                               --------   --------   --------   --------
Gross profit                                     12,499     11,553     31,772     27,245
                                               --------   --------   --------   --------

Operating expenses:
  Selling expense                                 2,662      2,260      7,761      6,419
  General and administrative expense              2,737      2,259      8,008      6,335
  Engineering and research expense                  675        595      1,907      1,681
Total operating expenses                          6,074      5,114     17,676     14,435
Operating income                                  6,425      6,439     14,096     12,810
Interest income, net                                350        376      1,163      1,169
Other income, net                                   246         17      2,275        172
Earnings before income taxes                      7,021      6,832     17,534     14,151
Income tax provision                              2,199      2,118      4,876      4,387
                                               --------   --------   --------   --------
Net earnings                                   $  4,822   $  4,714   $ 12,658   $  9,764
                                               ========   ========   ========   ========


Basic net earnings per share                   $   0.41   $   0.40   $   1.08   $   0.84
                                               ========   ========   ========   ========
Diluted net earnings per share                 $   0.41   $   0.40   $   1.06   $   0.82
                                               ========   ========   ========   ========

Average shares outstanding                       11,734     11,704     11,727     11,663
Diluted effect of stock options                     144        210        173        180
                                               --------   --------   --------   --------
Average shares outstanding assuming dilution     11,878     11,914     11,900     11,843
                                               ========   ========   ========   ========

Cash dividends per share                       $  0.035   $  0.035   $  0.105   $  0.105
                                               ========   ========   ========   ========


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                   LINDSAY MANUFACTURING CO. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                    MAY 31, 2003 AND 2002 AND AUGUST 31, 2002

                                                                (UNAUDITED)  (UNAUDITED)
                                                                   MAY           MAY         AUGUST
($ IN THOUSANDS, EXCEPT PAR VALUES)                                2003          2002         2002
-----------------------------------                                ----          ----         ----
ASSETS
Current Assets:
  Cash and cash equivalents                                      $  12,970    $  15,232    $  12,425
  Marketable securities                                              9,288        8,915       13,289
  Receivables, net                                                  29,303       26,697       23,729
  Inventories, net                                                  18,178       16,820       15,583
  Deferred income taxes                                              2,369        2,088        2,573
  Other current assets                                                 953          603          782
                                                                 ---------    ---------    ---------
  Total current assets                                              73,061       70,355       68,381
Long-term marketable securities                                     31,943       26,768       25,419
Property, plant and equipment, net                                  13,956       14,883       14,512
Other noncurrent assets                                              7,190        5,101        4,715
                                                                 ---------    ---------    ---------
Total assets                                                     $ 126,150    $ 117,107    $ 113,027
                                                                 =========    =========    =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable                                               $   6,173    $   8,721    $   6,068
  Other current liabilities                                         14,327       16,296       13,984
                                                                 ---------    ---------    ---------
  Total current liabilities                                         20,500       25,017       20,052
Noncurrent liabilities                                               2,120        1,867        2,311
                                                                 ---------    ---------    ---------
Total liabilities                                                   22,620       26,884       22,363
                                                                 ---------    ---------    ---------

Commitments and Contingencies

Shareholders' equity:
    Preferred stock, ($1 par value, 2,000,000 shares
      authorized, no shares issued and outstanding)                      -            -            -
    Common stock, ($1 par value, 25,000,000 shares
      authorized, 17,458,052, 17,430,348 and 17,430,348 shares
      issued in May 2003 and 2002 and August 2002)                  17,458       17,431       17,430
    Capital in excess of stated value                                2,467        2,203        2,472
    Retained earnings                                              173,000      161,147      161,574
    Less treasury stock, (at cost, 5,724,069 shares)               (89,898)     (89,898)     (89,898)
    Accumulated other comprehensive gain (loss)                        503         (660)        (914)
                                                                 ---------    ---------    ---------
Total shareholders' equity                                         103,530       90,223       90,664
                                                                 ---------    ---------    ---------
Total liabilities and shareholders' equity                       $ 126,150    $ 117,107    $ 113,027
                                                                 =========    =========    =========